Exhibit 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated May 2, 2002 on the financial statements of the Moto Photo, Inc. Salary Savings Plan as of December 31, 2001 and 2000 included in this Form 11-K, into the Company's previously filed Registration Statement File Numbers 33-14356, 33-53188, 33-59673, 333-39347 and 333-65315.

/s/ Arthur Andersen LLP

Cincinnati, Ohio

May 13, 2002